Business discussion

Item 7 —	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Changes to segmental presentation
Effective from January 1, 2015, the Company changed the way it manages and reports operating results, resulting in a change in the Company's operating and reportable segments from three segments, known as Willis Global, Willis North America and Willis International, into four segments: Willis Capital, Wholesale and Reinsurance ('Willis CWR'); Willis North America; Willis International; and Willis GB.
The principal changes to the reporting segments are as follows:

•
Willis International and Willis North America remain largely unchanged except for certain specialty teams formerly included in Global which are now included in the geographic regions in which they are located.

•
Willis Capital, Wholesale and Reinsurance comprises Willis Re, Willis Capital Markets & Advisory and the Company's wholesale business. In addition, it also includes a new unit called Willis Portfolio Underwriting Services.

•
The remaining component businesses previously included as part of the Global segment which include the Company's UK retail business, facultative business and London specialty business, now form Willis GB.

Accordingly, Management's Discussion and Analysis of Financial Condition has been recast to take into account these changes and has not been updated for other subsequent events or information.
Non-GAAP Financial Measures
This discussion includes references to non-GAAP financial measures as defined in Regulation G of the rules of the Securities and Exchange Commission (‘SEC’). We present such non-GAAP financial measures, specifically underlying and organic non-GAAP financial measures, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis, and these provide a measure against which our businesses may be assessed in the future.
Underlying total revenues, underlying total expenses, underlying salaries and benefits, underlying other operating expenses, underlying operating income, underlying operating margin, underlying EBITDA, underlying net income and underlying earnings per diluted share (hereinafter referred to collectively as the "underlying measures") are calculated by excluding the impact of certain items and period over period movements in foreign currency, from the most directly comparable GAAP measures.
Organic commissions and fees, total revenues, organic total expenses, organic salaries and benefits, organic other operating expenses, organic operating income, organic operating margin and organic EBITDA (hereinafter referred to collectively as the "organic measures") further adjust underlying measures to exclude the twelve month impact from acquisitions and disposals from the most directly comparable GAAP measures.
Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited. These financial measures should be viewed in addition to, not in lieu of, the consolidated financial statements for the year ended December 31, 2014.
This discussion includes forward-looking statements, including under the headings 'Executive Summary', 'Liquidity and Capital Resources', and 'Critical Accounting Estimates'. Please see 'Forward-Looking Statements' for certain cautionary information regarding forward-looking statements and a list of factors that could cause actual results to differ materially from those predicted in those statements.

Willis Group Holdings plc

EXECUTIVE SUMMARY
Business Overview
We provide a broad range of insurance broking, risk management, and consulting services to our clients worldwide and during the period organized our business into four segments: Willis GB, Willis Capital Wholesale & Reinsurance ("Willis CWR"), Willis North America, and Willis International.
Our Willis GB business provides specialist brokerage and consulting services to both clients based in Great Britain, and those worldwide requiring access to the London insurance market, arising from specific industries, activities and risks. This segment includes the following business units: Property & Casualty "P&C"; Financial Lines; Transport; and Retail Networks.
Willis CWR includes: Willis Re; Willis Capital Markets & Advisory; Willis' wholesale business; and Willis Portfolio and Underwriting Services.
Willis North America and Willis International comprise our retail and specialty operations, outside of Great Britain, and provide services to small, medium, and large corporations. Included in our retail operations is the Human Capital and Benefits practice, our largest product-based practice group, which provide health, welfare and human resources consulting, and brokerage services.

Market Conditions
Due to the cyclical nature of the insurance market and the impact of other market conditions on insurance premiums, commission revenues may vary widely between accounting periods. A period of low or declining premium rates, generally known as a ‘soft’ or ‘softening’ market, generally leads to downward pressure on commission revenues and can have a material adverse impact on our commission revenues and operating margin. A ‘hard’ or ‘firming’ market, during which premium rates rise, generally has a favorable impact on our commission revenues and operating margin. Rates, however, vary by geography, industry and client segment. As a result and due to the global and diverse nature of our business, we view rates in the aggregate.

Market conditions in our industry are generally defined by factors such as the strength of the economies in the various geographic regions in which we serve around the world, insurance rate movements, and insurance and reinsurance buying patterns of our clients.
Early in 2013, the reinsurance market was generally flat; however, as the year progressed we saw changing market sentiment driven by changes in the sources of capital and increases in capital supply in the reinsurance market, most notably within the North American catastrophe-exposed property market. The influx of third-party capital coupled with changes to reinsurance buying patterns and regulatory complexity is leading to growing complexity in the reinsurance market and a softening of prices.
In 2014 we noted a continuation of this trend, and signs of acceleration, towards softening reinsurance rates across almost all classes of business and geographies as positive 2013 results for traditional reinsurers exacerbated the growing supply of capital from third-party investors. In addition, for primary insurance companies, the ability to recognize primary rate increases may be coming to an end and consequently, rate flattening and even rate reductions are seen in many territories on primary insurance classes.
In the face of this challenging environment, we have adopted a strategy to: (1) invest selectively in growth areas, defined by geography, industry sector, and client segment and (2) better coordinate our business so as to bring our clients greater access to the Company's specialty areas and analytical capabilities, among other things. Our growth strategy also involves increasing our investment in, and deployment of, our analytical capabilities.
Financial Performance
The following is a summary of our 2014 GAAP financial results:

•
Total revenues of $3,802 million increased by $147 million, or 4.0 percent over the prior year. This growth included $134 million increase in commissions and fees, led by our International segment which reported high single digit growth, and a net $26 million increase from the impact of acquisitions and disposals. Foreign exchange negatively impacted total revenues by $30 million.

Business discussion

•
Total operating expenses of $3,155 million increased by $163 million, or 5.4 percent over the prior year. This growth included $36 million of restructuring costs related to the Operational Improvement Program, a $34 million net increase in expenses from acquisitions and disposals, and $6 million adverse foreign currency movements. The remaining increase was primarily due to higher salaries and benefits expense driven by increased headcount, pay reviews, and higher incentive charges, along with increased travel, accommodation and entertainment expenses, and systems costs.

•	Operating margin decreased 110 basis points to 17.0 percent from 18.1 percent in the prior year.

•	Net income attributable to Willis Group Holdings was $362 million, or $2.00 per diluted share, a decrease of $3 million, or 0.8 percent, from $365 million, or $2.04 per diluted share, in 2013.

•	Cash flows from operating activities were $477 million in 2014, a decrease of $84 million, or 15.0 percent from $561 million in 2013.
Our non-GAAP financial measures were as follows:

•
Underlying total revenues of $3,802 million increased $177 million, or 4.9 percent, over the prior year. Excluding the net $26 million increase from acquisitions and disposals, organic total revenues increased $151 million, or 4.2 percent over the prior year. This growth was driven by high commissions and fees growth in Willis International, supported by growth in Willis North America and Willis CWR. In addition to this, Other income increased $12 million primarily due to a settlement related to a specialty book of business within Willis CWR.

•
Underlying total expenses of $3,119 million increased $168 million, or 5.7 percent, over the prior year. Excluding the net $34 million increase from acquisitions and disposals, organic total operating expenses of $3,066 million increased $134 million, or 4.6 percent, over the prior year. This was primarily due to higher salaries and benefits expense, driven by increased headcount, pay reviews, and higher incentive charges, along with increased travel, accommodation and entertainment expenses, and systems costs.

•	The resultant organic operating margin decreased by 20 basis points to 18.2 percent from 18.4 percent in the prior year.
Operational improvement program
In April 2014, the Company announced an operational improvement program that would allow the Company to continue to strengthen its client service, realize operational efficiencies, and invest in new capabilities for growth.
The main elements of the program include the following:

•
movement of more than 3,500 support roles from higher cost locations to Willis facilities in lower cost locations, bringing the ratio of employees in higher cost versus lower cost near-shore and off-shore centers from approximately 80:20 to approximately 60:40;

•	net workforce reductions in support positions;

•	lease consolidation in real estate and reductions in ratios of seats per employee and square footage of floor space per employee; and

•	information technology systems simplification and rationalization.
The program began in the second quarter of 2014 and is expected to be complete by the end of 2017. The program is expecting to deliver cumulative cost savings of at least $420 million through 2017 and annual cost savings of approximately $300 million starting in 2018.
Actual cost savings of approximately $11 million were achieved in 2014, the estimated phasing of future cost savings is as follows: at least $60 million in 2015, approximately $135 million in 2016, and approximately $235 million in 2017. The estimated cost savings are before any potential reinvestment for future growth.
To achieve these savings, the Company expects to incur cumulative spend, including capital expenditure, amounting to approximately $410 million through the end of 2017. Program spend in 2014 was $36 million, with approximately $130 million expected for 2015 and the balance of approximately $240 million expected to be incurred in 2016 and 2017.

Willis Group Holdings plc

Total spend, actual savings, and timing may vary positively or negatively from these estimates due to changes in the scope, underlying assumptions, or execution risk of the restructuring plan throughout its duration.
The Company expects that about 70 percent of the annualized 2018 savings would come from role relocation and reduction, and about 30 percent of the savings from real estate, information technology and other areas.
To assist with the analysis of the effectiveness of the program the Company will provide the following metrics annually:

•	ratio of full time employees (FTEs) in higher cost geographies to lower cost near-shore and off-shore centers as at December 31, 2014 was 78:22 (March 31, 2014 ratio was 80:20);

•	indexed ratio of square footage of real estate per FTE as at December 31, 2014 was 98 (March 31, 2014 ratio of square footage of real estate per FTE = 100); and

•	indexed ratio of desks per FTE as at December 31, 2014 was 99 (March 31, 2014 ratio of desks per FTE = 100).
The restructuring costs of $36 million related to the Operational Improvement Program incurred in 2014 included:

•	$3 million of termination benefits in the North America segment relating to the elimination of 51 positions across a number of North America retail locations;

•
$5 million in the International segment, of which approximately $3 million was termination benefits related to the elimination of 81 positions across the International network and approximately $2 million spent on professional services to support the program;

•
$10 million in the Willis GB segment, including $9 million of termination benefits related to the elimination of approximately 138 positions, in addition to approximately $1 million of professional fees related to a study on process improvement;

•	$1 million in the Willis CWR segment related to the elimination of approximately 43 positions; and

•
$17 million in Corporate and other, including approximately $16 million of professional fees, primarily related to advisory services, and approximately $1 million related to system implementation and other core resources supporting the program.

Acquisitions and Disposals
In January, 2015 the Company reached an agreement to acquire a majority interest in Miller Insurance Services LLP, a leading London-based wholesale specialist. The transaction is subject to customary closing conditions and regulatory approval and is expected to close in the second quarter of 2015.
During the year ended December 31, 2014 we made the following material acquisitions in line with our strategy to invest in targeted acquisitions with a focus on earnings accretion, competitive position, and fit.
In the fourth quarter of 2014, the Company acquired 75.8 percent of Max Matthiessen Holding AB and subsidiaries (collectively referred to as Max Matthiessen), a leading employee benefits adviser in Sweden, for cash consideration of $204 million.
In the second quarter of 2014, the Company acquired 100 percent of Charles Monat Limited and its subsidiaries (collectively referred to as Charles Monat), a life insurance solutions adviser to high net worth clients based in Hong Kong, for cash consideration of $59 million. Additional consideration estimated at $29 million is payable in annual installments over the next five years, based on a multiple of EBITDA of the entities acquired, during the period from May 25, 2014 until September 2, 2019. This consideration has been assessed to have a fair value of $12 million at the date of acquisition.
During 2014 we have also disposed of a number of low growth offices and business from our Willis North America reporting unit that no longer align strategically with the rest of the Willis North America segment.

Non-GAAP financial measures
During 2014, we made changes to the non-GAAP financial measures that we use to provide additional meaningful methods of evaluating the Company’s operating performance replacing our adjusted measures with new underlying measures and introduced new organic non-GAAP financial measures.
Previously we excluded certain specified items from total expenses, salaries and benefits, other operating expenses, operating margin, operating income, net income (loss) and earnings per share to calculate adjusted total expenses, adjusted salaries and

Business discussion

benefits, adjusted other operating expenses, adjusted operating margin, adjusted operating income, adjusted net income and adjusted earnings per share.
In addition to these certain specified items, we exclude the period-over-period foreign currency movements to calculate our underlying non-GAAP financial measures and further exclude the twelve month impact from acquisitions and disposals to calculate our organic non-GAAP financial measures.
We believe that the understanding of the Company's performance and comparative analysis of our results is enhanced by our disclosure of the following non-GAAP financial measures. We use these and other measures to establish Group performance targets and evaluate the performance of our operations.
Our method for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Underlying measures
Our underlying non-GAAP measures are calculated by excluding certain items (as detailed below) from total revenues, total expenses, salaries and benefits, other operating expenses, operating income, net income (loss), and earnings per diluted share, respectively, the most directly comparable GAAP measures.
Additionally, prior year total revenues, total expenses and net income (loss) and diluted earnings per share have been rebased to current period exchange rates to eliminate the impact of year over year foreign exchange movements.
The following items have been excluded from total revenues, total expenses, salaries and benefits, other operating expenses, operating income and net income (loss) as applicable:

(i)	restructuring charges relating the Operational Improvement Program;

(ii)	costs associated with the 2013 Expense Reduction Initiative;

(iii)	fees related to the extinguishment of debt;

(iv)	the additional incentive accrual recognized following the replacement of annual cash retention awards with annual cash bonuses which do not feature a repayment requirement;

(v)	write-off of unamortized cash retention awards following the decision to eliminate the repayment requirement on past awards;

(vi)	India joint venture settlement;

(vii)	goodwill impairment charge;

(viii)	valuation allowance against deferred tax assets;

(ix)	write-off of uncollectible accounts receivable balance and associated legal fees arising in Chicago due to fraudulent overstatement of commissions and fees;

(x)	insurance recoveries related to the fraudulent overstatement of commissions and fees;

(xi)	foreign exchange loss from the devaluation of the Venezuelan currency; and

(xii)	gains and losses on the disposal of operations.

Organic measures

Our organic non-GAAP measures are calculated by excluding the twelve month impact from acquisitions and disposals, together with the impact of certain items, including foreign currency, that are discussed above, from total revenues, total expenses, salaries and benefits, other operating expenses, operating income, respectively, the most directly comparable GAAP measures.

Willis Group Holdings plc

A reconciliation of reported total expenses, salaries and benefits and other operating expense, the most directly comparable GAAP measures, to underlying and organic total expenses, underlying and organic salaries and benefits and underlying and organic other operating expenses is as follows (in millions, except percentages):
2014 compared to 2013

	Salaries and benefits		Other operating expenses		Total expenses
	2014	2013	2014	2013	2014	2013
Expenses, GAAP basis	$2,314	$2,207	$659	$636	$3,155	$2,992
Excluding:
Restructuring costs	—	—	—	—	36	—
Expense Reduction Initiative	—	29	—	12	—	46
Fees related to the extinguishment of debt	—	—	—	1	—	1
Foreign currency movements (a)	—	(3)	—	(2)	—	(6)
Underlying expenses	$2,314	$2,181	$659	$625	$3,119	$2,951
Less: net expenses from acquisitions and disposals	33	13	12	3	53	19
Organic expenses	$2,281	$2,168	$647	$622	$3,066	$2,932
_________________________________
(a) For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

Business discussion

A reconciliation of reported total expenses, salaries and benefits and other operating expense, the most directly comparable GAAP measures, to underlying and organic total expenses, underlying and organic salaries and benefits and underlying and organic other operating expenses is as follows (in millions, except percentages):
2013 compared to 2012

	Salaries and benefits		Other operating expenses		Total expenses
	2013	2012	2013	2012	2013	2012
Expenses, GAAP basis	$2,207	$2,475	$636	$600	$2,992	$3,705
Excluding:
Expense Reduction Initiative	29	—	12	—	46	—
Fees related to the extinguishment of debt	—	—	1	—	1	—
Additional incentive accrual for change in remuneration policy	—	252	—	—	—	252
Write-off of unamortized cash retention awards debtor	—	200	—	—	—	200
Goodwill impairment charge	—	—	—	—	—	492
India JV settlement	—	—	—	11	—	11
Insurance recovery	—	—	—	(10)	—	(10)
Write-off of uncollectible accounts receivable balance	—	—	—	13	—	13
Foreign currency movements (a)	—	9	—	—	—	9
Underlying expenses	$2,178	$2,014	$623	$586	$2,945	$2,738
Less: net expenses from acquisitions and disposals	12	1	1	—	14	1
Organic expenses	$2,166	$2,013	$622	$586	$2,931	$2,737
_________________________________
(a) For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

Willis Group Holdings plc

A reconciliation of reported total revenues and operating income, the most directly comparable GAAP measure, to underlying and organic total revenues, and underlying and organic operating income, is as follows (in millions, except percentages):
2014 compared to 2013

	2014	2013
Total revenues, GAAP basis	$3,802	$3,655
Excluding:
Foreign currency movements (a)	—	30
Underlying total revenue	$3,802	$3,625
Less: net revenue from acquisitions and disposals	56	30
Organic total revenue	$3,746	$3,595

Operating income, GAAP basis	$647	$663
Excluding:
Restructuring costs	36	—
Expense Reduction Initiative	—	46
Fees related to the extinguishment of debt	—	1
Foreign currency movements (a)	—	(36)
Underlying operating income	$683	$674
Less: net operating income from acquisitions and disposals	3	11
Organic operating income	$680	$663

Operating margin, GAAP basis, or operating income as a percentage of total revenues	17.0%	18.1%
Underlying operating margin, or underlying operating income as a percentage of underlying total revenues	18.0%	18.6%
Organic operating margin, or organic operating income as a percentage of organic total revenues	18.2%	18.4%
_________________________________

(a)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

Business discussion

A reconciliation of reported total revenues and operating income, the most directly comparable GAAP measure, to underlying and organic revenues, and underlying and organic operating income, is as follows (in millions, except percentages):

2013 compared to 2012

	2013	2012
Total revenues, GAAP basis	$3,655	$3,480
Excluding:
Foreign currency movements (a)	—	13
Underlying total revenue	$3,655	$3,467
Less: net revenue from acquisitions and disposals	56	2
Organic total revenue	$3,599	$3,465

Operating income (loss), GAAP basis	$663	$(225)
Excluding:
Expense Reduction Initiative	46	—
Fees related to the extinguishment of debt	1	—
Additional incentive accrual for change in remuneration policy	—	252
Write-off of unamortized cash retention awards debtor	—	200
Goodwill impairment charge	—	492
India JV settlement	—	11
Insurance recovery	—	(10)
Write-off of uncollectible accounts receivable balance	—	13
Foreign currency movements (a)	—	(4)
Underlying operating income	$710	$729
Less: net operating income from acquisitions and disposals	42	1
Organic operating income	$668	$728

Operating margin, GAAP basis, or operating income as a percentage of total revenues	18.1%	(6.5)%
Underlying operating margin, or underlying operating income as a percentage of underlying total revenues	19.4%	21.0%
Organic operating margin, or organic operating income as a percentage of organic total revenues	18.6%	21.0%
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(a)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

Willis Group Holdings plc

A reconciliation of reported net income attributable to Willis Group Holdings, the most directly comparable GAAP measures, to underlying and organic EBITDA, is as follows (in millions, except per share data):
2014 compared to 2013

	2014	2013
Net income attributable to Willis Group Holdings, GAAP basis	$362	$365
Excluding:
Net income attributable to noncontrolling interest	11	12
Interest in earnings of associates, net of tax	(14)	—
Income taxes	159	122
Interest expense	135	126
Loss on extinguishment of debt	—	60
Other (income) expense, net	(6)	(22)
Depreciation	92	94
Amortization	54	55
Restructuring costs	36	—
Expense reduction initiative	—	41
Fees relating to the extinguishment of debt	—	1
Foreign currency movements (a)	—	(35)
Underlying EBITDA	$829	$819
Less: EBITDA from acquisitions and disposals	11	11
Organic EBITDA	$818	$808
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(a)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

Business discussion

A reconciliation of reported net income (loss) attributable to Willis Group Holdings, the most directly comparable GAAP measures, to underlying and organic EBITDA, is as follows (in millions, except per share data):
2013 compared to 2012

	2013	2012
Net income (loss) attributable to Willis Group Holdings, GAAP basis	$365	(446)
Excluding:
Net income attributable to noncontrolling interest	12	13
Interest in earnings of associates, net of tax	—	(5)
Income taxes	122	101
Interest expense	126	128
Loss on extinguishment of debt	60	—
Other (income) expense, net	(22)	(16)
Depreciation	94	79
Amortization	55	59
Expense reduction initiative	41	—
Fees relating to the extinguishment of debt	1	—
Additional incentive accrual for change in remuneration policy	—	252
Write-off of unamortized cash retention awards debtor	—	200
Goodwill impairment charge	—	492
India JV settlement	—	11
Insurance recovery	—	(10)
Write-off of uncollectible accounts receivable balance	—	13
Foreign currency movements (a)	—	(4)
Underlying EBITDA	$854	$867
Less: EBITDA from acquisitions and disposals	43	1
Organic EBITDA	$811	$866

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(a)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

Willis Group Holdings plc

A reconciliation of reported net income (loss) attributable to Willis Group Holdings and reported earnings per diluted share, the most directly comparable GAAP measures, to underlying net income and underlying earnings per diluted share, is as follows (in millions, except per share data):
2014 compared to 2013

			Per diluted share
	2014	2013	2014	2013
Net income attributable to Willis Group Holdings, GAAP	$362	$365	$2.00	$2.04
Excluding:
Operational Improvement Program	27	—	0.15	—
Venezuela currency devaluation	13	—	0.07	—
Expense reduction initiative	—	38	—	0.21
Fees relating to the extinguishment of debt	—	1	—	0.01
Loss on extinguishment of debt	—	60	—	0.34
Gain on disposal of operations	(2)	(1)	(0.01)	(0.01)
Impact of US valuation allowance	21	9	0.12	0.05
Dilutive impact of potentially issuable shares	—	—	—	—
Foreign currency movements (a)	—	(34)	—	(0.19)
Underlying net income	$421	$438	$2.33	$2.45

2013 compared to 2012

			Per diluted share
	2013	2012	2013	2012
Net income (loss) attributable to Willis Group Holdings, GAAP	$365	$(446)	$2.04	$(2.58)
Excluding:
(Gain) loss on disposal of operations	(1)	3	(0.01)	0.02
Expense reduction initiative	38	—	0.21	—
Fees relating to the extinguishment of debt	1	—	0.01	—
Loss on extinguishment of debt	60	—	0.34	—
Additional incentive accrual for change in remuneration policy	—	175	—	0.99
Write-off of unamortized cash retention awards debtor	—	138	—	0.78
Goodwill impairment charge	—	458	—	2.60
India JV settlement	—	11	—	0.06
Insurance recovery	—	(6)	—	(0.03)
Write-off of uncollectible accounts receivable balance	—	8	—	0.05
Impact of US valuation allowance	9	113	0.05	0.64
Dilutive impact of potentially issuable shares	—	—	—	0.05
Foreign currency movements (a)	—	(4)	—	(0.02)
Underlying net income	$472	$450	$2.64	$2.56
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(a)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

Business discussion

REVIEW OF CONSOLIDATED RESULTS
The following table is a summary of our revenues, operating income (loss), operating margin, net income (loss) and diluted earnings per share (in millions, except per share data and percentages):

	Year Ended December 31,
	2014	2013	2012
REVENUES
Commissions and fees	$3,767	$3,633	$3,458
Investment income	16	15	18
Other income	19	7	4
Total revenues	3,802	3,655	3,480
EXPENSES
Salaries and benefits	(2,314)	(2,207)	(2,475)
Other operating expenses	(659)	(636)	(600)
Depreciation expense	(92)	(94)	(79)
Amortization of intangible assets	(54)	(55)	(59)
Goodwill impairment charge	—	—	(492)
Restructuring costs	(36)	—	—
Total expenses	(3,155)	(2,992)	(3,705)
OPERATING INCOME (LOSS)	647	663	(225)
Other income (expense), net	6	22	16
Loss on extinguishment of debt	—	(60)	—
Interest expense	(135)	(126)	(128)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND INTEREST IN EARNINGS OF ASSOCIATES	518	499	(337)
Income taxes	(159)	(122)	(101)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INTEREST IN EARNINGS OF ASSOCIATES	359	377	(438)
Interest in earnings of associates, net of tax	14	—	5
NET INCOME (LOSS)	373	377	(433)
Less: net income attributable to noncontrolling interests	(11)	(12)	(13)
NET INCOME (LOSS) ATTRIBUTABLE TO WILLIS GROUP HOLDINGS	$362	$365	$(446)

Salaries and benefits as a percentage of total revenues	60.9%	60.4%	71.1%
Other operating expenses as a percentage of total revenues	17.3%	17.4%	17.2%
Operating margin (operating income (loss) as a percentage of total revenues)	17.0%	18.1%	(6.5)%
Diluted earnings per share from continuing operations	$2.00	$2.04	$(2.58)
Average diluted number of shares outstanding	181	179	173

Willis Group Holdings plc

Consolidated Results for 2014 compared to 2013
Revenues
Total revenues by segment for 2014 and 2013 are shown below (millions, except percentages):

				Change attributable to:
Year ended December 31,	2014	2013	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth(a)

Willis GB	$662	$665	(0.5)%	1.4%	(0.4)%	(1.5)%
Willis Capital, Wholesale and Reinsurance	749	716	4.6%	0.1%	0.2%	4.3%
Willis North America	1,318	1,304	1.1%	—%	(1.6)%	2.7%
Willis International	1,038	948	9.5%	(4.9)%	5.6%	8.8%
Commissions and fees	$3,767	$3,633	3.7%	(0.9)%	0.8%	3.8%
Investment income	16	15	6.7%
Other income	19	7	171.4%
Total revenues	$3,802	$3,655	4.0%
_________________

(a)
Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented. Our methods of calculating this measures may differ from those used by other companies and therefore comparability may be limited.

Total revenues of $3,802 million increased by $147 million, or 4.0 percent, in 2014 compared to 2013. This was primarily due to 3.7 percent growth in commissions and fees.
Total commissions and fees in 2014 were $3,767 million, up $134 million, or 3.7 percent, from $3,633 million in 2013. This increase was comprised of organic growth of $134 million, or 3.8 percent, and growth through acquisitions and disposals of $28 million, or 0.8 percent, partially offset by negative foreign currency movements of $30 million or 0.9 percent.
The foreign currency impact was as a result of the strengthening of the US dollar against a number of currencies that our commissions and fees are earned in, most significantly the Euro, Australian dollar and Brazilian real, partially offset by the year-on-year weakening of the US dollar against the Pound Sterling.
The Willis GB segment reported 0.5 percent decline in commissions and fees, as negative 1.5 percent organic growth and 0.4 percent adverse impact from acquisitions and disposals, primarily due to a disposal in second quarter 2013, was partially offset by a 1.4 percent favorable impact from foreign exchange.
Willis CWR reported 4.6 percent growth in commissions and fees, which includes organic growth of 4.3 percent, 0.2 percent positive impact from acquisitions and 0.1 percent favorable movement from foreign currency movements.
Willis North America segment reported 1.1 percent growth in commissions and fees compared to 2013 including organic growth of 2.7 percent which was partially offset by 1.6 percent negative impact from the disposal of non-strategic low growth offices. Foreign currency movements had no impact on commissions and fees.
Willis International segment reported 9.5 percent growth in commissions and fees compared with 2013, comprising 8.8 percent organic growth and 5.6 percent positive impact from the acquisitions of Max Matthiessen and Charles Monat during 2014. This was partially offset by a 4.9 percent negative impact from foreign currency movements.
Organic commissions and fees growth by segment is discussed further in 'Review of Segmental Results', below.
Other income reported an increase of $12 million compared to 2013. This increase was primarily due to a $12 million settlement related to a specialty book of business within the Willis CWR segment.

Business discussion

Salaries and Benefits
Salaries and benefits were $107 million, or 4.8 percent, higher in 2014 compared with 2013 and includes a net $20 million increase from acquisitions and disposals, $3 million of adverse foreign currency movements, and $29 million benefit from the non-recurrence of 2013 expense reduction initiative costs. The remaining increase of $113 million was driven by increased headcount, pay reviews, and higher incentives.
Other Expenses
Other operating expenses were $23 million, or 3.6 percent, higher in 2014 compared with 2013. This growth included a net $9 million increase from acquisitions and disposals, $2 million of adverse foreign currency movements, $12 million benefit from the non-recurrence of 2013 expense reduction initiative costs and marketing costs. The remaining increase of $25 million was primarily due to higher travel, accommodation and entertainment expenses, along with increased systems costs.
Depreciation expense was $92 million in 2014, compared with $94 million in 2013. The decrease of $2 million included $5 million benefit from non-recurrence of 2013 expense reduction initiative costs offset by $1 million of adverse foreign currency movements.
Amortization of intangible assets was $54 million in 2014, a reduction of $1 million compared to 2013. The decrease primarily reflects the ongoing reduction in the HRH acquisition amortization partially offset by the increased charge relating to the acquisition of Charles Monat and Max Matthiessen.
Restructuring costs related to our operational improvement program were $36 million in 2014, compared with $nil in 2013. This is discussed in further detail in the 'Operational improvement program' section in the executive summary section above.
Income Taxes
The tax rate for 2014 was 31 percent, compared with 24 percent for 2013. Both years were impacted by certain items and the continuing requirement to retain a valuation allowance against our US deferred tax assets. The increase in tax rate over the prior year is partly attributable to the US returning to a tax paying position for the 2014 tax year.
After adjusting for certain items, as listed below, the tax rate for 2014 was 25 percent:

•	a tax benefit of $1 million associated with the $14 million pre-tax expense arising in relation to the Venezuela currency devaluation;

•	a tax benefit of $9 million associated with charges incurred in relation to the Operational Improvement Program;

•	a tax expense of $10 million associated with pre-tax gains of $12 million related to business disposals;

•
an expense of $21 million relating to an increase in US valuation allowance. The increase is attributable to a change in the US deferred tax position following resolution of uncertain tax positions from prior periods.

Interest in Earnings of Associates, net of Tax

The majority of our interest in earnings of associates relates to our share of ownership of Gras Savoye, the leading broker in France. Interest in earnings of associates, net of tax, in 2014 was $14 million compared to $nil in 2013. The increase was primarily due to the non-recurrence of charges relating to the 2013 reorganization program and other non-recurring items, with improved underlying financial performance, in Gras Savoye.

Willis Group Holdings plc

Consolidated Results for 2013 compared to 2012
Revenues
Total revenues by segment for 2013 and 2012 are shown below (millions, except percentages):

				Change attributable to:
Year ended December 31,	2013	2012	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth(a)

Willis GB	$665	$629	5.7%	(0.1)%	2.8%	3.0%
Willis Capital, Wholesale and Reinsurance	716	691	3.6%	(2.9)%	—%	6.5%
Willis North America	1,304	1,244	4.8%	—%	0.1%	4.7%
Willis International	948	894	6.0%	0.6%	—%	5.4%
Commissions and fees	$3,633	$3,458	5.1%	(0.3)%	0.5%	4.9%
Investment income	15	18	(16.7)%
Other income	7	4	75.0%
Total revenues	$3,655	$3,480	5.0%
_________________

(a)
Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented.

Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Total revenues increased by $175 million, or 5.0 percent, in 2013 compared to 2012. This was primarily due to 4.9 percent growth in organic commissions and fees, partially offset by a 0.3 percent adverse impact from foreign exchange and a $3 million decrease in investment income due to continued falling yields on deposits.
Total commissions and fees in 2013 were $3,633 million, up $175 million, or 5.1 percent, from $3,458 million in 2012. This increase was due to organic growth of 4.9 percent and growth through acquisitions and disposals of 0.5 percent partially offset by negative foreign currency movements of $13 million or 0.3 percent.
Organic growth of 4.9 percent was driven by low double-digit new business growth tempered by lost business.
Commissions and fees were reduced by a net $9 million impact of two revenue recognition adjustments in the North America and International segments discussed below.
The Willis GB segment reported 5.7 percent growth in commissions and fees, comprising 3.0 percent organic growth, a 2.8 percent positive impact from acquisitions and disposals, and a 0.1 percent negative impact from foreign currency translation.
Willis CWR reported 3.6 percent growth in commissions and fees, including 6.5 percent organic growth partially offset by a 2.9 percent negative impact from foreign currency movements.
Willis North America reported a 4.8 percent growth in organic commissions and fees, compared to 2012, comprising 4.7 percent organic commissions and fees growth, and 0.1 percent positive impact from acquisitions.
The Willis International segment reported 6.0 percent growth in commissions and fees compared with 2012, comprising 5.4 percent organic commissions and fees growth and a 0.6 percent positive impact from foreign currency translation.
Investment income in 2013 at $15 million was $3 million lower than in 2012.
Organic commissions and fees growth by segment is discussed further in 'Review of Segmental Results', below.
Salaries and Benefits

Salaries and benefits increased by $268 million, or 10.8 percent, in 2013 compared with 2012. Foreign currency movements lowered salaries and benefits by $9 million, or 0.4 percent.
In 2012 we recorded a $452 million charge as a result of the change in remuneration policy for future incentive awards and the elimination of the repayment requirement on past awards. Excluding the impact of this change and foreign currency movements, salaries and benefits were up by $193 million or 9.5 percent. This increase is primarily due to annual salary

Business discussion

reviews, increased headcount from targeted investments, increased incentives from the change in remuneration policy and growth in commissions and fees, and an additional charge to increase the 401(k) match in Willis North America. It also includes $29 million relating to the Expense Reduction Initiative that was undertaken in first quarter 2013.
Other Expenses
Other operating expenses were $36 million, or 6.0 percent, higher in 2013 compared with 2012. The $36 million increase includes $12 million of costs that were incurred in first quarter 2013 as part of our Expense Reduction Initiative.
The remaining $24 million increase was primarily due to higher business development costs, consulting and professional fees to assist us in our growth initiatives, and marketing costs.
Depreciation expense was $94 million in 2013, compared with $79 million in 2012. The increase of $15 million includes $5 million which was incurred in first quarter 2013 relating to the rationalization of property and systems as part of our Expense Reduction Initiative. The remaining $10 million increase is primarily due to a number of significant information technology related projects becoming operational during the year and the write-off of replaced systems and other assets
Amortization of intangible assets was $55 million in 2013, a reduction of $4 million compared to 2012. The decrease primarily reflects the ongoing reduction in the HRH acquisition amortization.
Goodwill impairment charge was $nil in 2013 (2012: $492 million). This was a non-cash charge recognized related to the impairment of the carrying value of the Willis North America reporting unit's goodwill. For further information on our testing for goodwill impairment, see 'Critical Accounting Estimates', below.

Loss on Extinguishment of Debt
The Company incurred total losses on extinguishment of debt of $60 million during the year ended December 31, 2013. This was made up of a tender premium of $65 million, the write-off of unamortized debt issuance costs of $2 million and a credit for the reduction of the fair value adjustment on 5.625% senior notes due 2015 of $7 million.
Income Taxes

The effective tax rate on ordinary income for 2013 was 20 percent, compared with 25 percent for 2012. The effective tax rate on ordinary income is calculated before the impact of certain discrete items. Discrete items occurring in 2013 with a significant impact on the tax rate were:

•
an incremental US tax expense of $9 million recorded after the taking into account the impact of adjustments to the valuation allowance placed against US deferred tax assets, US costs of $16 million associated with the Expense Reduction Initiative, and US costs of $61 million associated with the extinguishment of debt;

•	further non-US costs of $30 million associated with the Expense Reduction Initiative that are generally relieved at a rate higher than the underlying rate;

•	a net benefit of $4 million associated with a reduction in the corporation tax rate being applied to temporary tax differences in the UK;

•	a net benefit of $7 million associated with a change in the recognition of unrecognized tax benefits outside of the US; and

•	a net expense of $1 million associated with tax on profits of prior periods to bring in line the Company’s tax provision to filed tax positions.
Including the impact of discrete items, the tax rate for 2013 was 24 percent. This compares to a tax charge of $101 million recorded on the net loss from continuing operations of $337 million in 2012.

Willis Group Holdings plc

Interest in Earnings of Associates, net of Tax

The majority of our interest in earnings of associates relates to our share of ownership of Gras Savoye, the leading broker in France. Interest in earnings of associates, net of tax, in 2013 was $nil compared to $5 million in 2012. The decline was mainly driven by lower net income recorded in Gras Savoye due to the costs recognized in relation to a reorganization program undertaken in the year designed to drive growth in revenues and operational efficiencies.

LIQUIDITY AND CAPITAL RESOURCES
Liquidity

We believe that our balance sheet and strong cash flow provide us with the platform and flexibility to remain committed to our cash allocation strategy of:

•investing in the business for growth;
•value-creating merger and acquisition activity;
•generating a steadily rising dividend; and
•the repurchase of shares.

Our principal sources of liquidity are cash from operations, available cash and cash equivalents and amounts available under our revolving credit facilities, excluding the UK facility which is solely for use by our main regulated UK entity in certain exceptional circumstances, and the Willis Securities facility, which is solely used for regulatory capital and securities underwriting purposes only.
Our principal short-term uses of liquidity and capital resources are operating expenses, capital expenditures, dividends and repurchase of shares, funding defined benefit pension plans, and servicing of debt.
Our long-term liquidity requirements consist of the repayment of the principal amount of outstanding notes; borrowings under our 7-year term loan; and funding defined benefit pension plans as discussed below.
As at December 31, 2014 cash and cash equivalents were $635 million, a decrease of $161 million compared to December 31, 2013. Included within cash and cash equivalents is $545 million available for corporate purposes and $90 million held within our regulated UK entities for regulatory capital adequacy requirements.
Cash flows from operating activities fell to $477 million in 2014 from $561 million in 2013. In addition, $6 million was provided from the disposal of fixed and intangible assets (2013: $12 million), $134 million proceeds from the issue of shares (2013: $155 million), and $86 million proceeds from the disposal of operations (2013: $20 million).
As at December 31, 2014 there was $nil drawn down on all four of our revolving credit facilities (2013: $nil). During the year ended December 31, 2014, we made five drawings totaling $1,175 million and five repayments of $1,175 million on the Willis Securities facility.
The primary uses of funds during 2014 included $401 million cash payments of 2013 incentive awards, $210 million related to payments of dividends, $122 million cash contributions, including employees' salary sacrifice contributions, to our defined benefit pension schemes, capital expenditures of $113 million related to leasehold improvements, information technology and transformation projects, $241 million related to acquisitions, primarily Max Matthiessen Holding AB and Charles Monat Limited, and a $4 million deferred cash payment related to the partial acquisition of the remaining noncontrolling interest in our China operation in a prior period.
The Company is authorized to buy back its ordinary shares by way of redemption, and will consider whether to do so from time to time based on many factors including market conditions. During 2014, the Company bought back 5,050,000 shares for a total cost of $213 million. In February 2015, Willis announced that it intends to buy back approximately $175 million in shares in 2015 to offset the increase in shares outstanding resulting from the exercise of employee stock options.
Based on current market conditions and information available to us at this time, we believe that we have sufficient liquidity to meet our cash needs for the next twelve months.

Business discussion

The impact of movements in liquidity, debt and EBITDA in 2014 had a positive impact on the interest coverage ratio and a positive impact on the leverage ratio. Both ratios remain well within the requirements of the revolving credit facility covenants.

Debt
Total debt, total equity and the capitalization ratio at December 31, 2014 and 2013 were as follows (in millions, except percentages):

	December 31, 2014	December 31, 2013
Long-term debt	$2,142	$2,311
Current portion of long-term debt	$167	$15
Total debt	$2,309	$2,326
Total Willis Group Holdings stockholders’ equity	$1,985	$2,215
Capitalization ratio	53.8%	51.2%
At December 31, 2014 the only mandatory debt repayments falling due over the next 12 months are $148 million outstanding on our 5.625% senior notes, scheduled repayments on our 7-year term loan totaling $17 million, and $1 million outstanding on our 3-year term loan.
Cash flow
Summary consolidated cash flow information (in millions):

	Year Ended December 31,
	2014	2013	2012
Cash provided by operating activities
Total net cash provided by operating activities	$477	$561	$525
Cash flows from investing activities
Total net cash used in continuing investing activities	(276)	(120)	(172)
Cash flows from financing activities
Total net cash used in continuing financing activities	(323)	(137)	(291)
(Decrease) increase in cash and cash equivalents	(122)	304	62
Effect of exchange rate changes on cash and cash equivalents	(39)	(8)	2
Cash and cash equivalents, beginning of year	796	500	436
Cash and cash equivalents, end of year	$635	$796	$500
This summary consolidated cash flow should be viewed in addition to, not in lieu of, the Company’s consolidated financial statements.
Consolidated Cash Flow for 2014 compared to 2013
Operating Activities
Net cash provided by operating activities in 2014 decreased by $84 million to $477 million compared with 2013.
The $477 million cash from operations comprises net income of $373 million, net $257 million of non-cash adjustments to reconcile net income to cash provided by operating activities and $150 million of negative working capital movements.
The non-cash adjustments included depreciation, amortization of intangible assets, share-based compensation and provisions for deferred income taxes.
Movements in working capital included $401 million of incentive payments and $122 million cash contributions (including $10 million for employees’ salary sacrifice) to our defined benefit pension schemes. Additionally, there was a $66 million increase in accounts receivable, as revenue recognized in 2014 was greater than cash collection, and $432 million positive movement in other liabilities which included incentives accrued during 2014 that will be paid in 2015.

Willis Group Holdings plc

The $84 million decrease in cash provided by operating activities in 2014 compared to 2013 was primarily driven by lower reported operating income, the non-recurrence of closed-out derivative contracts in the prior year, increased working capital and higher cash taxes paid.
Investing Activities
Net cash used in investing activities in 2014 was $276 million. This included capital expenditure of $113 million, cash used to purchase subsidiaries, intangible assets and other investments of $255 million partly offset by $6 million cash received from the sale of fixed and intangible assets and $86 million of proceeds from the disposal of operations.
Financing Activities
Net cash used in financing activities in 2014 was $323 million primarily due to dividends paid, including dividends paid to noncontrolling interests, of $227 million, $213 million to repurchase approximately five million shares and $15 million of mandatory repayments against the term loan offset by cash receipts of $134 million from the issue of shares.
Consolidated Cash Flow for 2013 compared to 2012
Net cash provided by operating activities in 2013 increased by $36 million to $561 million compared with 2012.
The $561 million cash from operations comprises net income of $377 million, net $313 million of non-cash adjustments to reconcile net income to cash provided by operating activities and working capital movements.
The non-cash adjustments included depreciation, amortization of intangible assets, share-based compensation, gain on derivative instruments, provision for deferred income taxes and the tender premium on early redemption of our debt, which is presented as a financing cash item.
Movements in working capital included $346 million of incentive payments and $150 million cash contributions (including $12 million for employees’ salary sacrifice) to our defined benefit pension schemes. Additionally, there was a $116 million increase in accounts receivable, as revenue recognized in 2013 was greater than cash collection, and $445 million positive movement in other liabilities which included incentives accrued during 2013 that will be paid in 2014.
The $36 million increase in cash provided by operating activities in 2013 compared to 2012 was primarily driven by favorable movements in working capital versus the prior year.
Investing Activities
Net cash used in investing activities in 2013 was $120 million including, capital expenditure of $112 million, cash used to purchase subsidiaries, intangible assets and other investments of $44 million partly offset by $6 million cash received from the sale of fixed and intangible assets and $24 million of proceeds from the disposal of operations and the sale of the Company’s holding in a Spanish associate company.
Financing Activities
Net cash used in financing activities in 2013 was $137 million primarily due to total dividends paid, including dividends paid to noncontrolling interests, of $203 million, a net $72 million outflow in relation to the refinancing in the third quarter 2013, discussed below, and $15 million of mandatory repayments against the term loan offset by cash receipts of $155 million from the issue of shares.
The refinancing during 2013 resulted in a net cash outflow of $72 million which included: $521 million cash paid to repurchase $202 million of 5.625% senior notes due 2015, $206 million of 6.200% senior notes due 2017 and $113 million of 7.000% senior notes due 2019, the tender premium of $65 million and debt issuance costs of $8 million; this was primarily funded by $522 million cash inflow from senior notes issued, discussed earlier, and free operating cash flows.
Own funds
As of December 31, 2014, we had cash and cash equivalents of $635 million, compared with $796 million at December 31, 2013. Additionally, $1,222 million was available to draw under our revolving credit facilities at December 31, 2014, compared with $822 million at December 31, 2013.

Business discussion

Fiduciary funds
As an intermediary, we hold funds generally in a fiduciary capacity for the account of third parties, typically as the result of premiums received from clients that are in transit to insurers and claims due to clients that are in transit from insurers. We report premiums, which are held on account of, or due from, clients as assets with a corresponding liability due to the insurers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities.
Fiduciary funds are generally required to be kept in certain regulated bank accounts subject to guidelines which emphasize capital preservation and liquidity; such funds are not available to service the Company’s debt or for other corporate purposes. Notwithstanding the legal relationships with clients and insurers, the Company is entitled to retain investment income earned on fiduciary funds in accordance with industry custom and practice and, in some cases, as supported by agreements with insureds.
As of December 31, 2014, we had fiduciary funds of $1.9 billion, compared with $1.7 billion at December 31, 2013.
Share buybacks

The Company is authorized to buy back shares, by way of redemption, and will consider whether to do so from time to time, based on many factors, including market conditions. The Company is authorized to purchase up to one billion shares from time to time in the open market (such open market purchases would be effected as redemptions under Irish law) and it may also redeem its shares through negotiated trades with persons who are not affiliated with the Company as long as the cost of the acquisition of the Company's shares does not exceed a certain authorized limit.

In February 2015, the Company announced that, during the year, it intended to buyback approximately $175 million of shares under this authorization, from time to time, depending on many factors including market conditions to offset the increase in shares outstanding resulting from the exercise of employee stock options. The buybacks would be made in the open market or through privately-negotiated transactions, from time to time, depending on market conditions.

As of February 20, 2015 there remains approximately $611 million available to purchase ordinary shares under the current authorization.
The share buy back program may be modified, extended or terminated at any time by the Board of Directors.
Dividends
Cash dividends paid in 2014 were $210 million compared with $193 million in 2013 and $185 million in 2012. In February 2015, we declared a quarterly cash dividend of $0.31 per share, an annual rate of $1.24 per share, an increase of 3.3 percent over the prior 12 month period.

Willis Group Holdings plc

REVIEW OF SEGMENTAL RESULTS
Effective from January 1, 2015, the Company changed the way it manages and reports operating results, resulting in a change in the Company's operating and reportable segments from three segments, known as Willis Global, Willis North America and Willis International, into four segments: Willis Capital, Wholesale and Reinsurance ('Willis CWR'); Willis North America; Willis International; and Willis GB which are described below.
The principal changes to the reporting segments are as follows:

•
Willis International and Willis North America remain largely unchanged except for certain specialty teams formerly included in Global which are now included in the geographic regions in which they are located.

•
Willis Capital, Wholesale and Reinsurance comprises Willis Re, Willis Capital Markets & Advisory and the Company's wholesale business. In addition, it includes a new unit called Willis Portfolio Underwriting Services.

•
The remaining component businesses previously included as part of the Global segment which include the Company's UK retail business, facultative business and London specialty business, now form Willis GB.

Accordingly, the segmental results have been recast to take into account these changes.
Our Willis GB business provides specialist brokerage and consulting services to both clients based in Great Britain, and those worldwide requiring access to the London insurance market, arising from specific industries, activities and risks. This segment includes the following business units: Property & Casualty; Financial Lines; Transport; and Retail Networks.
Willis CWR includes: Willis Re; Willis Capital Markets & Advisory; Willis' wholesale business; and Willis Portfolio and Underwriting Services.
Willis North America and Willis International comprise our retail and specialty operations, outside of Great Britain, and provide services to small, medium, and large corporations. Included in our retail operations is the Human Capital and Benefits practice, our largest product based practice group, which provide health, welfare and human resources consulting, and brokerage services.
The following table is a summary of our operating results by segment for the three years ended December 31, 2014 (in millions except percentages):

	2014			2013			2012
	Revenues	Operating Income (Loss)	Operating Margin	Revenues	Operating Income (Loss)	Operating Margin	Revenues	Operating Income (Loss)	Operating Margin
Willis GB	$669	$148	22.1%	$666	$180	27.0%	$629	$203	32.3%
Willis Capital, Wholesale and Reinsurance	766	224	29.2%	721	221	30.7%	698	221	31.7%
Willis North America	1,323	232	17.5%	1,313	205	15.6%	1,251	221	17.7%
Willis International	1,044	195	18.7%	955	181	19.0%	902	168	18.6%
Total Segments	3,802	799	21.0%	3,655	787	21.5%	3,480	813	23.4%
Corporate & Other	—	(152)	n/a	—	(124)	n/a	—	(1,038)	n/a
Total Consolidated	$3,802	$647	17.0%	$3,655	$663	18.1%	$3,480	$(225)	(6.5)%

Business discussion

Willis GB
Willis GB, our Great Britain-based specialty and retail business, comprises the following business units: Property & Casualty; Financial Lines; Transport; and Retail Networks.
The following table sets out revenues, operating income, organic commissions and fees growth and operating margin for the three years ended December 31, 2014 (in millions, except percentages):

	2014	2013	2012
Commissions and fees	$662	$665	$629
Investment income	4	1	—
Other income (a)	3	—	—
Total revenues	$669	$666	$629
Operating income	$148	$180	$203
Revenue growth	0.5%	5.9%	(0.6)%
Organic commissions and fees growth (b)	(1.5)%	3.0%	2.6%
Operating margin	22.1%	27.0%	32.3%
_________________

(a)
Other income comprises gains on disposal of intangible assets, which primarily arise from settlements through enforcing non-compete agreements in the event of losing accounts through producer defection or the disposal of books of business.

(b)
Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented.

2014 compared to 2013
Revenues
Commissions and fees of $662 million were $3 million, or 0.5 percent, lower in 2014 compared with 2013. The decrease includes negative organic growth of 1.5 percent and a 0.4 percent adverse impact from acquisitions and disposals partially offset by 1.4 percent positive impact from foreign currency movements.
The 1.5 percent negative organic growth in commissions and fees was driven by the negative impact of rates and the non-recurrence of significant construction projects in 2014. The low single-digit decline was primarily due to poor performance in the Insolvency and Willis Commercial Network businesses of Retail Networks and Property & Casualty partially offset by mid-single digit growth in Financial Lines.
The 0.4 percent decline from acquisitions and disposals was related to the disposal of a small commercial business from the UK Retail division during 2013 partially offset by the acquisition of Prime Professions in second quarter 2013.
Other income of $3 million included a legal settlement related to the departure of an Aerospace producer.
Expenses
Total operating expenses of $521 million were $36 million, or 7.4 percent, higher for 2014 compared with 2013.
The $36 million growth in expenses was due to adverse foreign currency movements and higher salaries and benefits as a result of the increase in headcount relative to the prior year and annual salary reviews. This increase was offset by the decline in Other operating expenses primarily due to lower allocation of corporate costs and an E&O provision release partially offset by higher systems and premises costs.
In addition, the year-on-year growth included $10 million restructuring costs relating the Operational Improvement Program.
Operating margin

Full year operating margin was 22.1 percent in 2014 and 27.0 percent in 2013. The decline was driven by expense growth of 7.4 percent, which includes significant investment in specialist and client advocacy capability, exceeding the 0.5 percent total revenue growth.

Willis Group Holdings plc

2013 compared to 2012
Revenues
Commissions and fees of $665 million were $36 million, or 5.7 percent, higher in 2013 compared with 2012. Foreign exchange movements had a 0.1 percent negative impact on commissions and fees; acquisitions and disposals had a positive 2.8 percent impact; and organic growth was 3.0 percent.
The 3.0 percent organic growth in commissions and fees was driven by growth in Financial Lines and Property & Casualty businesses through solid new business growth and higher client retention levels compared with the year ago period.
The 2.8 percent positive impact from acquisition was driven by the acquisition of Prime professional in second quarter of 2013.
Operating margin

Operating margin was 27.0 percent in 2013 and 32.3 percent in 2012. The decline was driven by additional expenses, which more than offset revenue growth, due to higher salaries and benefits, as a result of increased incentives from the change in remuneration policy and growth in commissions and fees. In addition, this increase also included the impact of the increase in headcount relative to the prior year, annual salary reviews and higher charges for share-based compensation.
Willis Capital, Wholesale and Reinsurance
Willis CWR includes: Willis Re; Willis Capital Markets & Advisory; our Wholesale business; and Portfolio and Underwriting services.
The following table sets out revenues, operating income, organic commissions and fees growth and operating margin for the three years ended December 31, 2014 (in millions, except percentages):

	2014	2013	2012
Commissions and fees	$749	$716	$691
Investment income	5	5	7
Other income (a)	12	—	—
Total revenues	$766	$721	$698
Operating income	$224	$221	$221
Revenue growth	6.2%	3.3%	5.1%
Organic commissions and fees growth (b)	4.3%	6.5%	4.7%
Operating margin	29.2%	30.7%	31.7%

(a)
Other income comprises gains on disposal of intangible assets, which primarily arise from settlements through enforcing non-compete agreements in the event of losing accounts through producer defection or the disposal of books of business.

(b)
Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented.

2014 compared to 2013
Revenues
Commissions and fees of $749 million were $33 million, or 4.6 percent, higher in 2014 compared with 2013. The increase includes organic growth of 4.3 percent, a positive 0.1 percent impact from foreign currency movements and a 0.2 percent increase due to acquisitions and disposals.
The 4.3 percent organic growth in commissions and fees was driven by strong new business growth and higher client retention levels compared with the year ago period.
Reinsurance reported mid single-digit organic commissions and fees growth, with its North America business again leading the way with high single-digit growth. New business was strong across all three divisions and we reported increased client retention levels compared to the prior year. Growth however was tempered by the negative impact of premium rate movements.

Business discussion

Willis Capital Markets & Advisory performed solidly in the year and reported significant growth on last year as a result of significant new business wins.
Other income of $12 million related to a settlement for a specialty book of business.
Expenses
Total operating expenses of $542 million were $42 million, or 8.4 percent, higher for 2014 compared with 2013.
The $42 million growth in expenses was due to adverse foreign currency movements and higher salaries and benefits as a result of the increase in headcount relative to the prior year, annual salary reviews and higher incentives which were linked to commissions and fees performance, and a legal claim settlement.
In addition, the year-on-year growth included $1 million restructuring costs relating to the Operational Improvement Program.
Operating margin

Full year operating margin was 29.2 percent in 2014 and 30.7 percent in 2013. The decline was driven by expense growth of 8.4 percent exceeding the 6.2 percent total revenue growth.
2013 compared to 2012
Revenues
Commissions and fees of $716 million were $25 million, or 3.6 percent, higher in 2013 compared with 2012. Foreign exchange movements had a 2.9 percent negative impact on commissions and fees; organic growth was 6.5 percent.
The 6.5 percent organic growth in commissions and fees was driven by strong new business growth and higher client retention levels compared with the year ago period, partially offset by lost business.
Reinsurance reported high single-digit growth, with North America leading the way with double-digit results. New business was strong across all three divisions and they also reported increased client retention levels compared to the prior year.
Willis Capital Markets & Advisory performed solidly but was down compared to the very strong result it recorded in 2012 relating to meaningfully higher volumes of advisory fees and catastrophe bond deals.
Operating margin

Operating margin was 30.7 percent in 2013 and 31.7 percent in 2012. The decline was driven by additional expenses due to higher salaries and benefits, as a result of increased incentives from the change in remuneration policy and growth in commissions and fees. In addition, this increase also included the impact of the increase in headcount relative to the prior year, annual salary reviews and higher charges for share-based compensation. This was partially offset by solid commissions and fees growth.

Willis Group Holdings plc

Willis North America
Our North America business provides risk management, insurance brokerage, related risk services and employee benefits brokerage and consulting to a wide array of industry and client segments in the United States and Canada.
The following table sets out revenues, operating income, organic commissions and fees growth and operating margin for the three years ended December 31, 2014 (in millions, except percentages):

	2014	2013	2012
Commissions and fees (a)	$1,318	$1,304	$1,244
Investment income	1	2	3
Other income (b)	4	7	4
Total revenues	$1,323	$1,313	$1,251
Operating income	$232	$205	$221
Revenue growth	0.8%	5.0%	0.4%
Organic commissions and fees growth (c)	2.7%	4.7%	0.4%
Operating margin	17.5%	15.6%	17.7%
_________________

(a)	Commissions and fees in 2013 included a positive $5 million adjustment to align the recognition of revenue in the North America Personal Lines business with the rest of the Group.

(b)
Other income comprises gains on disposal of intangible assets, which primarily arise from settlements through enforcing non-compete agreements in the event of losing accounts through producer defection or the disposal of books of business.

(c)
Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented.

2014 compared to 2013
Revenues
Commissions and fees of $1,318 million were $14 million, or 1.1 percent, higher in 2014 compared with 2013.
This increase was primarily due to organic growth of 2.7 percent partially offset by a 1.6 percent negative impact from acquisitions and disposals.
The acquisitions and disposals impact was primarily due to the disposal of non-strategic low growth offices in the second and fourth quarters of 2014 partially offset by the acquisition of the employee benefits consulting division of Capital Strategies in fourth quarter 2013.
The 2.7 percent organic growth in commissions and fees was driven by strong new business growth compared with the year ago period, partially offset by lost business and the non-recurrence of a positive $5 million adjustment in 2013 to align the recognition of revenue in the North America Personal Lines business with the rest of the Group. Rates had a small negative impact on the full year's commissions and fees.
Growth was achieved across most of our North America regions, led by the South, Atlantic and Northeast regions as a result of new business growth.
Similarly, most of the major practice groups recorded positive growth. Our two largest practices, Human Capital and Construction, recorded mid single and low single-digit growth respectively. In our other practices we recorded double-digit growth in Mergers & Acquisitions, Financial & Executive Risks and Service Industry.
Expenses
Total operating expenses of $1,091 million were $17 million or 1.5 percent, lower for 2014 compared to 2013.
The $17 million reduction in expenses was due to lower incentives as a result of one-off adjustments, the reduction to the amortization of intangible assets and the disposal of certain non-strategic low growth locations partially offset by higher salaries, due to annual salary reviews, and higher business development expenses.
In addition, full year 2014 operating expenses included $3 million restructuring costs relating to the Operational Improvement Program.

Business discussion

Operating margin

Operating margin in North America was 17.5 percent in 2014 compared with 15.6 percent in 2013 driven by solid commissions and fees growth and expense reduction discussed above.
2013 compared to 2012
Revenues
Commissions and fees of $1,304 million were $60 million, or 4.8 percent, higher in 2013 compared with 2012.
This increase was primarily due to organic growth of 4.7 percent in 2013 compared with 2012 and a 0.1 percent positive impact from the acquisition of Avalon Actuarial, Inc. in fourth quarter 2012.
Commissions and fees included a positive $5 million adjustment to align the recognition of revenue in the North America Personal Lines business with the rest of the Group.
The 4.7 percent organic growth in commissions and fees was driven by strong new business growth and higher client retention levels compared with the year ago period, partially offset by lost business. Rates had a small positive impact on the full year's commissions and fees.
Growth was achieved across all our North America regions, led by the Metro, Midwest and Canada and Resource regions. This was attributed to new business growth as well as increased client retention rates in almost all regions.
Similarly, most of the major practice groups recorded positive growth. Our two largest practices, Human Capital and Construction, recorded mid single-digit growth and in our other practices we recorded high single-digit growth in Real Estate and low single-digit growth in Financial & Executive Risks, Healthcare and Manufacturing.
Operating margin

Operating margin in Willis North America was 15.6 percent in 2013 compared with 17.7 percent in 2012. Solid commissions and fees growth was outpaced by increased expenses, driven by higher salaries and benefits most notably as a result of annual salary reviews. Salary and benefits were also impacted by a higher incentives charge as a result of higher commissions and fees and the change in remuneration policy, and additional 401(k) match and medical charges, partially offset by lower charges for share-based compensation and pensions.

International
Our International business comprised our retail operations in Western Europe, Central and Eastern Europe, Asia, Australasia, the Middle East, South Africa and Latin America. The services provided are focused according to the characteristics of each market and vary across offices, but generally include direct risk management and insurance brokerage and employee benefits consulting.
The following table sets out revenues, operating income, organic commissions and fees growth and operating margin for the three years ended December 31, 2014 (in millions, except percentages):

	2014	2013	2012
Commissions and fees (a)	$1,038	$948	$894
Investment income	6	7	8
Total revenues	$1,044	$955	$902
Operating income	195	181	168
Revenue growth	9.3%	5.9%	(0.2)%
Organic commissions and fees growth (b)	8.8%	5.4%	6.4%
Operating margin	18.7%	19.0%	18.6%
________________

(a)	Commissions and fees in 2013 included a negative $15 million adjustment to align the recognition of revenue in China with the rest of the Group.

(b)
Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented.

Willis Group Holdings plc

2014 compared to 2013
Revenues
Commissions and fees of $1,038 million were $90 million, or 9.5 percent, higher in 2014 compared with 2013.
Organic commissions and fees growth was 8.8 percent and there was a 5.6 percent positive impact from the acquisition of Charles Monat in second quarter 2014, and Max Matthiessen in fourth quarter 2014. This was partially offset by a 4.9 percent negative impact from foreign currency movements which was driven by the weakening of a basket of currencies versus the US dollar.
Organic growth included double-digit new business growth and a positive impact from rates, partly offset by lost business. Growth was positively impacted by the non-recurrence of an adjustment recorded in 2013 to align the recognition of revenue in China with the rest of the Group.
Western Europe reported mid single-digit growth driven by Iberia, Germany, Denmark and Ireland.
Latin America reported double-digit growth arising primarily from Brazil and Venezuela which was partially offset by decline in Colombia.
Double digit growth in Asia was primarily due to the non-recurrence of an adjustment recorded in 2013 to align the recognition of revenue in China with the rest of the Group.
Eastern Europe reported low double digit growth arising primarily from Russia and Poland.
Expenses

Total expenses of $849 million were $75 million, or 9.7 percent, higher for 2014 compared with 2013. Foreign currency movements favorably impacted expenses by $28 million or 4.1 percent; excluding the impact of foreign currency movements total expenses increased $103 million or 13.8 percent.
The $103 million increase in total expenses included $44 million year-over-year net increase from acquisitions, increased growth in Salaries and benefits due to higher headcount numbers relative to the prior year, and pay reviews which included the mandated pay reviews in Latin America. The segment also reported an increase in travel, accommodation and entertaining, professional fees and irrecoverable VAT. This was partially offset by the $3 million gain on disposal of fixed assets and an E&O provision release.
The amortization of intangible assets increased following the acquisition of Charles Monat and Max Matthiessen.
In addition, the year-on-year growth included $5 million restructuring costs relating the Operational Improvement Program.
Operating margin

Operating margin in International was 18.7 percent in 2014, compared with 19.0 percent in 2013. The increase was driven by the increase in expenses discussed above partially offset by solid commissions and fees growth.
2013 compared to 2012
Revenues
Commissions and fees of $948 million were $54 million, or 6.0 percent, higher in 2013 compared with 2012. This comprised organic commissions and fees growth of 5.4 percent and positive foreign exchange movements of 0.6 percent. Organic growth included double digit new business growth, partly offset by slight increases to lost business. Rates had no significant impact on commissions and fees in the year.
Commissions and fees included the negative impact of a $15 million adjustment to align the recognition of revenue in China with the rest of the Group.
Latin America reported double-digit growth arising primarily from Brazil and Venezuela which was partially offset by a double-digit decline in Colombia.
Asia reported low-single digit growth. We recorded good growth throughout the region especially in Hong Kong and Korea, however the negative $15 million revenue recognition adjustment partially offset these results.

Business discussion

Eastern Europe reported high single-digit growth arising primarily from Russia tempered by a mid-single digit decline in Poland.
Western Europe reported low single-digit growth. Despite difficult economic conditions, Italy and Iberia produced mid-single digit growth partially offset by mid single-digit declines in Ireland and the Netherlands.
The UK reported a low single-digit decline amid a challenging economic environment.
Operating margin

Operating margin in International was 19.0 percent in 2013, compared with 18.6 percent in 2012. The increase was driven by solid commission and fees growth, partially offset by expense growth driven by higher salaries and benefits, as a result of new hires, annual salary reviews, higher incentives due to the change in remuneration policy, and an increased charge for share-based compensation.

Willis Group Holdings plc

Corporate and Other
The Company evaluates the performance of its segments based on organic commissions and fees growth and operating income. For internal reporting and segmental reporting, items for which segmental management are not held responsible for are held within ‘Corporate and Other’.
Corporate and Other comprises the following (in millions):

	2014	2013	2012

Costs of the holding company	$(13)	$(10)	$(4)
Costs related to group functions, projects and leadership	(171)	(102)	(108)
Non-servicing elements of defined benefit pension scheme	53	42	38
Significant legal and regulatory settlements managed centrally	(2)	(6)	(6)
Operational Improvement Program	(17)	—	—
Additional incentive accrual for change in remuneration policy (a)	—	—	(252)
Write-off of unamortized cash retention awards (b)	—	—	(200)
Goodwill impairment charge (c)	—	—	(492)
India joint venture settlement (d)	—	—	(11)
Insurance recovery (e)	—	—	10
Write-off of uncollectible accounts receivable balance in Chicago (f)	—	—	(13)
Expense Reduction Initiative	—	(46)	—
Fees related to the extinguishment of debt	—	(1)	—
Other	(2)	(1)	—
Total Corporate and other	$(152)	$(124)	$(1,038)

________________

(a)	Additional incentive accrual recognized following the replacement of annual cash retention awards with annual cash bonuses which do not feature a repayment requirement.

(b)	Write-off of unamortized cash retention awards following the decision to eliminate the repayment requirement on past awards.

(c)	Non-cash charge recognized related to the impairment of the carrying value of the North America reporting unit's goodwill.

(d)
$11 million settlement with former partners related to the termination of a joint venture arrangement in India. In addition, a $1 million loss on disposal of operations was recorded related to the termination.

(e)	Insurance recovery, recorded in Other operating expenses, related to a previously disclosed fraudulent activity in Chicago.

(f)	Write-off of uncollectible accounts receivable balance relating to periods prior to January 1, 2011.
2014 compared to 2013
Expenses
Corporate and Other expenses of $152 million were $28 million higher in 2014 compared with 2013.
The $28 million growth included a $69 million increase due to higher costs of group functions including projects, leadership and increased professional fees and the adverse impact of changes to the methodology used to allocate Corporate function costs to Willis GB, Willis CWR, Willis North America and Willis International. In addition to this, Corporate recognized $17 million of restructuring costs related to the Operational Improvement Program.
These increases were partially offset by the non-recurrence of 2013 Expense Reduction Initiative costs of $46 million, $1 million of fees related to the extinguishment of debt and $4 million of favorable foreign exchange movements.
2013 compared to 2012
Expenses
Corporate and Other expenses of $124 million were $914 million lower in 2013 compared with 2012.
The $914 million reduction to expenses was due to the non-recurrence in 2013 of expenses recognised in 2012 including the $492 million goodwill impairment charge; $252 million additional incentive accrual; and $200 million write-off of unamortized cash retention awards.

Business discussion

CRITICAL ACCOUNTING ESTIMATES
Our accounting policies are described in Note 2 to the Consolidated Financial Statements. Management considers that the following accounting estimates or assumptions are the most important to the presentation of our financial condition or operating performance:

•	pension expense (discount rates, expected asset returns and mortality);

•	intangible assets and goodwill impairment (determination of reporting units, fair value of reporting units and annual goodwill impairment analysis);

•	income taxes; and

•	commitments, contingencies and accrued liabilities.
Management has discussed its critical accounting estimates and associated disclosures with our Audit Committee.
Pension expense
We maintain defined benefit pension plans for employees in the US and UK. Both of these plans are now closed to new entrants and, with effect from May 15, 2009 we closed our US defined benefit plan to future accrual. New employees in the UK are offered the opportunity to join a defined contribution plan and in the US are offered the opportunity to join a 401(k) plan. We also have smaller defined benefit plans in Ireland, Germany, Norway and the Netherlands, a non-qualified plan in the US and an unfunded plan in the UK. These smaller defined benefit plans have combined total assets of $171 million and a combined net liability for pension benefits of $39 million as of December 31, 2014. Elsewhere, pension benefits are typically provided through defined contribution plans.
We recorded a $13 million and an $8 million net periodic benefit income on our UK and US defined benefit pension schemes respectively in 2014, compared with a net periodic benefit income of $5 million on the UK scheme and a net periodic benefit income of $4 million on the US scheme in 2013. On our international defined benefit pension plans, US non-qualified plan and UK unfunded plan, we recorded a net periodic benefit cost of $4 million in 2014, compared with $5 million in 2013.
Based on December 31, 2014 assumptions, we expect the net pension credit in 2015 will increase $31 million for the UK plan. The net pension credit will decrease by $2 million for the US plan and the net pension charge will remain unchanged at $4 million for the other plans.
We make a number of assumptions when determining our pension liabilities and pension expense which are reviewed annually by senior management and changed where appropriate. The discount rate will be changed annually if underlying rates have moved whereas the expected long-term return on assets will be changed less frequently as longer term trends in asset returns emerge or long term target asset allocations are revised. Other material assumptions include rates of participant mortality, the expected long-term rate of compensation and pension increases and rates of employee termination. Our approach to determining appropriate assumptions for our UK and US pension plans is set out below.
UK plan

	As disclosed using December 31, 2014 assumptions	Impact of a 0.50 percentage point increase in the expected rate of return on assets(a)	Impact of a 0.50 percentage point increase in the discount rate(a)	One year increase in mortality assumption(b)
	(millions)
Estimated 2015 (income) / expense	$(44)	$(17)	$(25)	$8
Projected benefit obligation at December 31, 2014	3,084	n/a	(282)	62
_________________

(a)	With all other assumptions held constant.

(b)	Assumes all plan participants are one year younger.

Willis Group Holdings plc

Discount rate
During 2014 we continued to use a duration-based approach, which more closely matches the actual timing of expected cash flows to the applicable discount rate. The selected rate used to discount UK plan liabilities in 2014 was 3.60% a decrease of 80 basis points from the discount rate of 4.40% used at December 31, 2013. During 2014, sterling high-quality corporate bond yields fell significantly at all durations. Consequently, the rate consistent with the expected maturity of the plan's liabilities has also decreased.
Expected and actual asset returns
Expected long-term rates of return on plan assets are developed from the expected future returns of the various asset classes using the target asset allocations. The expected long-term rate of return used for determining the net UK pension expense in 2014 was 7.00% (2013: 7.25%), equivalent to an expected return in 2014 of $213 million (2013: $191 million). There have been no further changes to the strategic target asset allocation therefore, management considers that 7.00% continues to be an appropriate long-term rate of return assumption.
The expected and actual returns on UK plan assets for the three years ended December 31, 2014 were as follows:

	Expected return on plan assets	Actual return on plan assets
	(millions)
2014	$213	$520
2013	191	255
2012	181	226
Mortality
The mortality assumption chosen should reflect the long term life expectancy of pension scheme members and represent the best estimate assumptions used as opposed to more prudent assumption used by pension scheme trustees for funding purposes.
At December 31, 2014 we have updated the mortality base tables to use the more recent 80%/98% S1NA tables for male and females however, we have adjusted the base tables to reflect our scheme experiences and consequently the liabilities are broadly unchanged.
As an indication of the longevity assumed, our calculations assume that a UK male retiree aged 65 at December 31, 2014 would have a life expectancy of 24 years.
US plan

	As disclosed using December 31, 2013 assumptions	Impact of a 0.50 percentage point increase in the expected rate of return on assets(a)	Impact of a 0.50 percentage point increase in the discount rate(a)	One year increase in mortality assumption(b)
	(millions)
Estimated 2015 (income) / expense	$(6)	$(4)	$—	$1
Projected benefit obligation at December 31, 2014	1,051	n/a	(69)	14
_________________

(a)	With all other assumptions held constant.

(b)	Assumes all plan participants are one year younger.
Discount rate
The discount rate at December 31, 2014 was 3.90%, an decrease of 86 basis points from the discount rate of 4.76% at December 31, 2013. The decrease in the discount rate reflects the decrease in high-quality corporate bond yields during 2014.
The impact of the lower discount rate in 2014 increased the projected benefit obligation by approximately $103 million.

Business discussion

Expected and actual asset returns
The expected long-term rate of return used for determining the net US pension scheme expense in 2014 was 7.25% (2013: 7.25%)
The expected and actual returns on US plan assets for the three years ended December 31, 2014 were as follows:

	Expected return on plan assets	Actual return on plan assets
	(millions)
2014	$54	$65
2013	51	60
2012	46	80
Mortality
During 2014, the US Society of Actuaries released updated mortality tables to reflect improvements in longevity reflecting the results of their multi-year mortality study of participants in uninsured pension plans in the US. They also published details of mortality improvements. In summary, these tables showed that people are living longer, especially at older ages.
Consequently, in line with market practice, we have adopted at December 31, 2014 the RP 2014 Mortality Table projected using MP-2014 improvements scale on a fully generational basis (December 31, 2013: RP-2000 Mortality Table (blended for annuitants and non-annuitants), projected by Scale AA to 2021 for annuitants and 2029 for non-annuitants).
The impact of this change increase the projected benefit obligation by approximately $80 million.
As an indication of the longevity assumed, our calculations assume that a US male retiree aged 65 at December 31, 2014, would have a life expectancy of 22 years.
Goodwill impairment review
We test goodwill for impairment annually or whenever events or circumstances indicate impairment may have occurred.
Application of the impairment test involves the use of discounted cash flow models and requires significant judgment, including:

•	the identification of reporting units;

•	projections of commission and fee and expense growth rates;

•	discount and terminal growth rates;

•	assignment of assets, liabilities and goodwill to reporting units; and

•	determination of fair value of each reporting unit.
We use comparable market earnings multiple data and our Company's market capitalization to corroborate our reporting unit valuations.
Our annual goodwill impairment analysis is performed each year at October 1. At October 1, 2014 our analysis showed the estimate fair value of each reporting unit was significantly in excess of carrying value, and therefore did not result in an impairment charge (2013: $nil; 2012: $492 million).
Income taxes
We recognize deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating and capital loss and tax credit carry-forwards. We estimate deferred tax assets and liabilities and assess the need for any valuation allowances using tax rates in effect for the year in which the differences are expected to be recovered or settled taking into account our business plans and tax planning strategies.

Willis Group Holdings plc

At December 31, 2014, we had gross deferred tax assets of $426 million (2013: $383 million) against which a valuation allowance of $280 million (2013: $196 million) had been recognized. To the extent that:

•	the actual future taxable income in the periods during which the temporary differences are expected to reverse differs from current projections;

•	assumed prudent and feasible tax planning strategies fail to materialize;

•	new tax planning strategies are developed; or

•	material changes occur in actual tax rates or loss carry-forward time limits, we may adjust the deferred tax asset considered realizable in future periods. Such adjustments could result in a significant increase or decrease in the effective tax rate and have a material impact on our net income.
Considering our recent US earnings experience and projections of future income, a possibility exists that we may release a portion of the valuation allowance against our US deferred tax assets in the next twelve months. Release of the US valuation allowance would result in the recognition of deferred tax assets and a decrease to income tax expense for the period the release is recorded. Our US valuation allowance, excluding that related to state separate taxes, is $160 million as at December 31, 2014. The exact timing and amount of future valuation release is subject to change on the basis of the level of profitability we are able to achieve.
Positions taken in our tax returns may be subject to challenge by the taxing authorities upon examination. We recognize the benefit of uncertain tax positions in the financial statements when it is more likely than not that the position will be sustained on examination by the tax authorities. The benefit recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized on settlement with the tax authority, assuming full knowledge of the position and all relevant facts.
The Company adjusts its recognition of these uncertain tax benefits in the period in which new information is available impacting either the recognition or measurement of its uncertain tax positions. In 2014, there was a net decrease in uncertain tax positions of $22 million compared to a net increase of $4 million in 2013. The Company recognizes interest relating to unrecognized tax benefits and penalties within income taxes. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheet.
Commitments, contingencies and accrued liabilities
We have established provisions against various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Such provisions cover claims that have been reported but not paid and also claims that have been incurred but not reported. These provisions are established based on actuarial estimates together with individual case reviews and are believed to be adequate in the light of current information and legal advice.

Business discussion

CONTRACTUAL OBLIGATIONS
The Company’s contractual obligations as at December 31, 2014 are presented below:

	Payments due by
Obligations (c)	Total	2015	2016-2017	2018-2019	After 2019
	(millions)
7-year term loan facility expires 2018	$259	$17	$45	$197	$—
Interest on term loan	14	4	8	2	—
Revolving $800 million credit facility commitment fees	7	2	4	1	—
Revolving $400 million credit facility commitment fees	2	1	1	—	—
5.625% senior notes due 2015	148	148	—	—	—
4.125% senior notes due 2016	300	—	300	—	—
6.200% senior notes due 2017	394	—	394	—	—
7.000% senior notes due 2019	187	—	—	187	—
5.750% senior notes due 2021	500	—	—	—	500
4.625% senior notes due 2023	250	—	—	—	250
6.125% senior notes due 2043	275	—	—	—	275
Interest on senior notes	896	112	173	137	474
Total debt and related interest	3,232	284	925	524	1,499
Operating leases (a)	1,181	128	221	175	657
Pensions	346	116	190	40	—
Other contractual obligations (b)	143	10	40	43	50
Acquisition liabilities	50	8	26	16	—
Total contractual obligations	$4,952	$546	$1,402	$798	$2,206
__________________

(a)	Presented gross of sublease income.

(b)
Other contractual obligations include capital lease commitments, put option obligations and investment fund capital call obligations, the timing of which are included at the earliest point they may fall due.

(c)	The above excludes $19 million for liabilities for unrecognized tax benefits as we are unable to reasonably predict the timing of settlement of these liabilities.
Debt obligations and facilities
The Company’s debt and related interest obligations at December 31, 2014 are shown in the above table.
As at December 31, 2014 $nil was outstanding under our revolving credit facilities.
Mandatory repayments of debt over the next 12 months include expiration of the 3-year term loan facility expiring 2015, maturity of the 5.625% senior notes due 2015 and the scheduled repayment of the current portion of the Company’s 7-year term loan. The Company also has the right, at its option, to prepay indebtedness under the credit facility without further penalty and to redeem the senior notes by paying a ‘make-whole’ premium as provided under the applicable debt instrument.
Operating leases
The Company leases certain land, buildings and equipment under various operating lease arrangements. Original non-cancellable lease terms typically are between 10 and 20 years and may contain escalation clauses, along with options that permit early withdrawal. The total amount of the minimum rent is expensed on a straight-line basis over the term of the lease.
Information regarding these operating leases and their impact on the financial statements is set forth in Note 20 - ‘Commitments and Contingencies’ to the Consolidated Financial Statements appearing under Part II, Item 8 of this report and incorporated herein by reference.

Willis Group Holdings plc

Pensions
Contractual obligations for our pension plans reflect the contributions we expect to make over the next five years into our US, UK and Other defined benefit plans. These contributions are based on current funding positions and may increase or decrease dependent on the future performance of the plans.
Total contributions made in 2014 and 2013, and the contributions we expect to make in 2015, in respect of our UK, US and Other defined benefit pension schemes are as follows:

	December 31, 2015	December 31, 2014	December 31, 2013
Defined benefit pension plans:	Expected	Actual	Actual
UK	$96	$81	$88
US	10	20	40
Other	10	11	10
Total	$116	$112	$138
Additionally, during 2014 $10 million (2013: $12 million) was paid into the UK plan in respect of employees' salary sacrifice contributions.
UK plan
In March 2012, the Company agreed to a schedule of contributions towards on-going accrual of benefits and deficit funding contributions the Company will make to the UK plan over the six years ended December 31, 2017. Based on this agreement, contributions in each of the next three years would total approximately $75 million, of which approximately $19 million relates to on-going contributions calculated as 15.9 percent of active plan members' pensionable salary and approximately $56 million that relates to contributions towards the funding deficit.
In addition, based on this agreement, further contributions would be payable based on a profit share calculation (equal to 20 percent of EBITDA in excess of $900 million per annum as defined by the revised schedule of contributions) and an exceptional return calculation (equal to 10 percent of any exceptional returns made to shareholders, for example, share buybacks, and special dividends). We expect to make an exceptional return contribution of $21 million during 2015 as a result of share buyback activity during 2014. Aggregate contributions under the deficit funding contribution and the profit share calculation are capped at £312 million ($486 million) over the six years ended December 31, 2017.
We are currently negotiating a new funding arrangement, which we are required to do every three years, which may further change the contributions we are required to make in the future.
Guarantees and Other Contractual Obligations
Information regarding guarantees and other contractual obligations and their impact on the financial statements is set forth in Note 20 - ‘Commitments and Contingencies’ to the Consolidated Financial Statements appearing under Part II, Item 8 of this report and incorporated herein by reference.

Business discussion

NEW ACCOUNTING STANDARDS
Information regarding new accounting standards and their impact on the financial statements is set forth in Note 2 - ‘Basis of Presentation and Significant Accounting Policies’ to the Consolidated Financial Statements appearing under Part II, Item 8 of this report and incorporated herein by reference.

OFF BALANCE SHEET TRANSACTIONS
Apart from commitments, guarantees and contingencies, as disclosed in Note 20 - ‘Commitments and Contingencies’ to the Consolidated Financial Statements appearing under Part II, Item 8 of this report and incorporated herein by reference, the Company has no off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on the Company’s financial condition, results of operations or liquidity.